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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
    PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                           REPUBLIC INDUSTRIES, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                            73-1105145
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(State of Incorporation or Organization)                         (I.R.S. Employer
                                                                Identification No.)
       450 EAST LAS OLAS BOULEVARD
        FORT LAUDERDALE, FLORIDA                                       33301
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(Address of principal executive offices)                            (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]
If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class                    Name of Each Exchange on Which
           to be so Registered                    Each Class is to be Registered
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
       COMMON STOCK, $.01 PAR VALUE               NEW YORK STOCK EXCHANGE, INC.

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable
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                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The capital stock of Republic Industries, Inc. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's Common Stock, par value $.01 per share ("Common Stock"). The Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 1,500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock ("Preferred Stock").

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Certificate of Incorporation was amended on May 13, 1997 to increase the number of authorized shares of Common Stock to 1,500,000,000 from 500,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

ITEM 2.  EXHIBITS.

     (a) No exhibits are being filed with the Commission.

     (b) All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          REPUBLIC INDUSTRIES, INC.

                                          By: /s/ James O. Cole

                                            ------------------------------------
                                            James O. Cole
                                            Senior Vice President
Dated: June 16, 1997

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